News Release

Feb. 22, 2011

FOR IMMEDIATE RELEASE

CONTACT: Sharon Cook

Federal Home Loan Bank of Atlanta

scook@fhlbatl.com

(404) 888-8173

Federal Home Loan Bank of Atlanta Announces Preliminary 2010 Year-end Financial Results

ATLANTA, Feb. 22, 2011 - Federal Home Loan Bank of Atlanta (the Bank) today released unaudited financial highlights for the year ended Dec. 31, 2010. The Bank will announce 2010 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed on or about March 25, 2011.

The Bank reported net income of approximately $278 million for 2010, a decrease of approximately $5 million from net income of approximately $283 million for 2009. As of Dec. 31, 2010, the Bank had total assets of approximately $131.8 billion, a decrease of $19.5 billion, or 12.9 percent, from Dec. 31, 2009.

The Bank's retained earnings balance was approximately $1.1 billion as of Dec. 31, 2010, an increase of approximately $251 million, or 28.8 percent, from Dec. 31, 2009. Capital stock declined from approximately $8.1 billion at Dec. 31, 2009 to approximately $7.2 billion at Dec. 31, 2010.

The Bank's 2010 performance resulted in an annualized return on equity (ROE) of 3.42 percent as compared to 3.58 percent for 2009. The ROE spread to average three-month LIBOR increased in 2010 compared to 2009, equaling 3.08 percent for 2010 as compared to 2.89 percent for 2009.

"The Bank continues to support members through ongoing access to liquidity, payment of dividends, and the repurchase of excess capital stock," said President and CEO Wesley McMullan.

Federal Home Loan Bank of Atlanta

Financial Highlights

(Unaudited)

(Dollars in millions)

	As of December 31,
Statements of Condition	2010	2009
Investments	$ 39,879	$ 32,940
Advances, net	89,258	114,580
Mortgage loans held for portfolio, net	2,039	2,522
Total assets	131,798	151,311
Consolidated obligations, net	119,113	138,577
Total capital stock	7,224	8,124
Retained earnings	1,124	873
Accumulated other comprehensive loss	(402)	(744)
Total capital	7,946	8,253
Capital-to-assets ratio (GAAP)	6.03%	5.45%
Capital-to-assets ratio (Regulatory)	6.74%	6.07%

	Years Ended December 31,
Operating Results and Performance Ratios	2010	2009
Net interest income	$558	$404
Net impairment losses recognized in earnings	(143)	(316)
Other income	42	411
Total other expense	79	113
Total assessments	100	103
Net income	278	283
Return on average assets	0.19%	0.16%
Return on average equity	3.42%	3.58%

Additional financial information concerning the Bank's results of operations for the most recently completed year will be available in the Bank's Form 10-K scheduled to be filed on or about March 25, 2011 with the Securities and Exchange Commission and will be available at www.fhlbatl.com or www.sec.gov.

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About the Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $4 billion to the Affordable Housing Program.

For more information visit our website at www.fhlbatl.com.

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